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LB SERIES FUND, INC. - WORLD GROWTH PORTFOLIO
SUBSCRIPTION AGREEMENT

World Growth Portfolio (the "Portfolio"), a series of LB Series Fund, Inc., a corporation organized under the laws of the State of Minnesota (the "Fund"), and Lutheran Brotherhood Variable Insurance Products Company, a corporation organized under the laws of the State of Minnesota (the "Purchaser"), hereby agree with each other as follows:

1. The Portfolio and the Fund hereby offer and the Purchaser hereby purchases 100,000 shares of capital stock, $.01 par value per share, of the Portfolio (the "Share") at a price of $10.00 per share. The Portfolio and the Fund hereby acknowledge receipt from the Purchaser of payment in full for the Share.

2. The Purchaser represents and warrants to the Portfolio and the Fund that in connection with its purchase of the Share hereunder, it understands that:
(i) the Share has not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) the sale of the Share to the Purchaser is made in reliance on such sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and (iii) in part, the reliance of the Fund on such exemption is predicated on the representation, which the Purchaser hereby confirms, that the Purchaser is acquiring the Share for investment for its own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the Share or of any interest therein. The Purchaser hereby agrees that it will not sell, assign or transfer the Share or any interest therein unless and until the Share has been registered under the 1933 Act or the Fund has received an opinion of counsel indicating that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

3. The names "LB Series Fund, Inc.," "World Growth Portfolio," and "Directors of LB Series Fund, Inc." refer, respectively, to the Fund, the Portfolio, and the Directors of the Fund as directors but not individually or personally, acting from time to time under the Fund's Articles of Incorporation as amended from time to time, which are hereby referred to and a copy of which is on file at the principal office of the Fund. The obligations of "LB Series Fund, Inc." and the "World Growth Portfolio" entered into in the name or on behalf thereof by any of the Directors, representatives or agents of the Fund or the Portfolio are made not individually, but in such capacities, and are not binding upon any of the Directors, holders of shares of capital stock of the Portfolio or representatives of the Directors personally, but bind only the Fund assets, and all persons dealing with the Portfolio or the Fund must look solely to the Fund property for the enforcement of any claims against the Portfolio or the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 16th day of January, 1996.


LB SERIES FUND, INC., on behalf of its World Growth Portfolio series

By: /s/ Rolf f. Bjelland
    ---------------------
    President

LUTHERAN BROTHERHOOD VARIABLE INSURANCE PRODUCTS COMPANY

By: Robert P. Gandrud
    ---------------------
    President


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